Exhibit 99.1

Press Release

Bio-Rad Reports Second-Quarter 2025 Financial Results

HERCULES, Calif.—July 31, 2025 -- Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B), a global leader in life science research and clinical diagnostics products, today announced financial results for the second quarter ended June 30, 2025.

Norman Schwartz, Bio-Rad’s Chairman and Chief Executive Officer, stated: “In a highly dynamic environment, we delivered solid quarterly results, both in terms of revenue and operating margin, through focused execution and careful expense management. We also completed the acquisition of droplet digital PCR developer Stilla Technologies, effectively expanding our Droplet Digital™ PCR offering with the recent launch of our QX Continuum™ system complemented by the QX700™ series of acquired instruments.”

Financial Results Highlights

GAAP Results
	Q2 2025	Q2 2024
Revenue (millions)	$651.6	$638.5
Gross margin	53.0%	55.6%
Income from operations	$77.1	$101.5
Net income (loss) (millions)	$317.8	$(2,165.5)
Income (loss) per diluted share	$11.67	$(76.26)

Non-GAAP Results
	Q2 2025	Q2 2024
Revenue (millions)	$651.6	$638.5
Gross margin	53.7%	56.4%
Income from operations	$88.6	$106.9
Net income (millions)	$71.0	$88.3
Income per diluted share	$2.61	$3.11

The non-GAAP financial measures shown in the table above and discussed below exclude certain items detailed later in this press release under the heading “Use of Non-GAAP and Currency-Neutral Reporting.” A reconciliation between historical GAAP operating results and non-GAAP operating results is provided following the financial statements that are part of this press release.

Second-Quarter 2025 Results

Second-quarter 2025 total net sales were $651.6 million, an increase of 2.1 percent compared to $638.5 million reported for the second quarter of 2024. On a currency-neutral basis, quarterly sales increased 1.0 percent compared to the same period in 2024, primarily due to higher sales of process chromatography products.

Life Science segment net sales for the second quarter were $262.8 million, an increase of 4.9 percent compared to the same period in 2024. On a currency-neutral basis, Life Science segment sales increased by 3.8 percent compared to the same quarter in 2024. The currency-neutral year-over-year sales increase was driven by increased process chromatography and food safety product sales.

Clinical Diagnostics segment net sales for the second quarter were $388.8 million, essentially flat compared to the same period in 2024. On a currency-neutral basis, net sales decreased 0.7 percent versus the same quarter last year. The currency-neutral year-over-year sales decrease was primarily driven by lowered reimbursements for diabetes testing in China, partially offset by increased demand for our quality control and immunology products.

During the second quarter of 2025, the company recognized a change in the fair market value of its investment in Sartorius AG, which substantially contributed to a net income of $317.8 million, or $11.67 per share, on a diluted basis, versus a net loss of $(2,165.5) million, or $(76.26) per share, on a diluted basis, reported for the same period of 2024.

The effective tax rate for the second quarter of 2025 was 23.2 percent, compared to 22.3 percent for the same period in 2024. The higher rate in 2025 was driven by the accounting treatment of our equity securities and geographical mix of earnings.

Non-GAAP net income for the second quarter of 2025 was $71.0 million, or $2.61 per share, on a diluted basis, compared to $88.3 million, or $3.11 per share, on a diluted basis, during the same period in 2024.

The non-GAAP effective tax rate for the second quarter of 2025 was 22.7 percent, compared to 23.5 percent for the same period in 2024. The lower rate in 2025 was driven by geographical mix of earnings.

Updated Full-Year 2025 Financial Outlook

Bio-Rad is updating its financial outlook for the full year 2025. The company currently expects non-GAAP, currency-neutral revenue growth of approximately 0 to 1.0 percent versus its prior estimated range of approximately a 1.0 percent decline to 1.5 percent growth. Non-GAAP operating margin is now estimated to be approximately 12.0 to 13.0 percent compared to the company’s prior expectation of approximately 10.0 to 12.0 percent.

Conference Call and Webcast

Management will discuss the company’s second quarter 2025 results and financial outlook in a conference call scheduled for 2 PM Pacific Time (5 PM Eastern Time) on July 31, 2025. To participate, dial (800) 715-9871 within the U.S., or (+1) (646) 307-1963 from outside the U.S., and provide access code:9562470.

A live webcast of the conference call, as well as a supplemental earnings presentation, will also be available in the "Investor Relations" section of the company’s website under "Events & Presentations" at investors.bio-rad.com. A replay of the webcast will be available for up to a year.

Use of Non-GAAP and Currency-Neutral Reporting

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP EPS, which exclude amortization of acquisition-related intangible assets, certain acquisition-related expenses and benefits, restructuring charges, asset impairment charges, gains and losses from change in fair market value of equity securities and loan receivable, gains and losses on equity-method investments, and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. More specifically, management adjusts for the excluded items for the following reasons:

Amortization of purchased intangible assets: we do not acquire businesses and assets on a predictable cycle. The amount of purchase price allocated to purchased intangible assets and the term of amortization can vary significantly and are unique to each acquisition or purchase. We believe that excluding amortization of purchased intangible assets allows the users of our financial statements to better review and understand the historic and current results of our operations, and also facilitates comparisons to peer companies.

Acquisition-related expenses and benefits: we incur expenses or benefits with respect to certain items associated with our acquisitions, such as transaction costs, professional fees for assistance with the transaction; valuation or integration costs; changes in the fair value of contingent consideration, gain or loss on settlement of pre-existing relationships with the acquired entity; or adjustments to purchase price. We exclude such expenses or benefits as they are related to acquisitions and have no direct correlation to the operation of our on-going business.

Restructuring, impairment charges, and gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses on equity-method investments: we incur restructuring and impairment charges on individual or groups of employed assets and charges and benefits arising from gains and losses from change in fair market value of equity securities and loan receivable, and gains and losses (including impairments) on equity-method investments, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our on-going business. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods.

Significant litigation charges or benefits and legal costs: we may incur charges or benefits as well as legal costs in connection with litigation and other contingencies unrelated to our core operations. We exclude these charges or benefits, when significant, as well as legal costs associated with significant legal matters, because we do not believe they are reflective of on-going business and operating results.

Income tax expense: we estimate the tax effect of the excluded items identified above to determine a non-GAAP annual effective tax rate applied to the pretax amount in order to calculate the non-GAAP provision for income taxes. We also adjust for items for which the nature and/or tax jurisdiction requires the application of a specific tax rate or treatment.

From time to time in the future, there may be other items excluded if we believe that doing so is consistent with the goal of providing useful information to investors and management.

Percentage sales growth in currency neutral amounts are calculated by translating prior period sales in each local currency using the current period’s monthly average foreign exchange rates for that currency and comparing that to current period sales.

There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact on our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with GAAP in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying this press release.

We do not provide a reconciliation of our non-GAAP financial expectations to expectations for the most comparable GAAP measure because the amount and timing of many future charges that impact these measures (such as amortization of future acquisition-related intangible assets, future acquisition-related expenses and benefits, future restructuring charges, future asset impairment charges, future valuation changes of equity-owned securities, future gains and losses on equity-method investments or future legal charges or benefits), which could be material, are variable, uncertain, or out of our control and therefore cannot be reasonably predicted without unreasonable effort, if at all.

BIO-RAD, QX Continuum, QX700, and Droplet Digital are trademarks of Bio-Rad Laboratories, Inc.

About Bio-Rad

Bio-Rad Laboratories, Inc. (NYSE: BIO and BIO.B) is a leader in developing, manufacturing, and marketing a broad range of products for the life science research and clinical diagnostics markets. Based in Hercules, California, Bio-Rad operates a global network of research, development, manufacturing, and sales operations with over 7,500 employees, and $2.6 billion in revenues in 2024. Our customers include universities, research institutions, hospitals, and biopharmaceutical companies, as well as clinical, food safety and environmental quality laboratories. Together, we develop innovative, high-quality products that advance science and save lives. To learn more, visit bio-rad.com

Forward-Looking Statements

This release may be deemed to contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements we make regarding estimated future financial performance or results; and for the full year 2025: currently expecting non-GAAP, currency-neutral revenue growth of approximately 0 to 1.0 percent versus our prior estimated range of approximately a 1.0 percent decline to 1.5 percent growth; and estimating non-GAAP operating margin to be approximately 12.0 to 13.0 percent compared to our prior expectation of approximately 10.0 to 12.0 percent. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "expect,” "estimate," "continue," "believe," "anticipate," “target,” "will," "project," "assume," “plan,” “remain,” "may," "intend," or similar expressions or the negative of those terms or expressions, although not all forward-looking statements contain these words. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. These risks and uncertainties include risks relating to our international operations; global economic and geopolitical conditions; tariffs or other trade barriers; reductions in government funding or capital spending of our customers; the uncertain pace of the biopharma sector’s recovery; international legal and regulatory risks; our ability to develop and market new or improved products; our ability to compete effectively; foreign currency exchange fluctuations; our ability to integrate acquired companies, products or technologies into our company successfully; supply chain issues; product quality and liability issues; changes in the healthcare industry; and natural disasters and other catastrophic events beyond our control. For further information regarding the Company's risks and uncertainties, please refer to the "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company's public reports filed with the Securities and Exchange Commission (the "SEC"), including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 to be filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc. disclaims any obligation to update these forward-looking statements.

Investor Contact:
Edward Chung, Investor Relations
510-741-6104
ir@bio-rad.com

Media Contact:
Anna Gralinska, Corporate Communications
510-741-6643
cc@bio-rad.com

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income (Loss)
(In millions, except number of shares, which are reflected in thousands, and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net sales	$651.6	$638.5	$1,237.0	$1,249.3
Cost of goods sold	306.3	283.4	585.7	568.2
Gross profit	345.3	355.1	651.3	681.1
Selling, general and administrative expense	207.7	194.7	416.5	409.6
Research and development expense	60.5	58.9	134.0	125.3
Income from operations	77.1	101.5	100.8	146.2
Interest expense	12.6	12.3	24.6	24.5
Foreign currency exchange (gains) losses, net	1.1	(1.7)	(1.6)	(3.7)
(Gains) losses from change in fair market value of equity securities and loan receivable	(334.4)	2,895.4	(366.2)	2,473.2
Other income, net	(16.2)	(18.2)	(53.4)	(52.6)
Income (loss) before income taxes	414.0	(2,786.3)	497.4	(2,295.2)
(Provision for) benefit from income taxes	(96.2)	620.8	(115.6)	513.6
Net income (loss)	$317.8	$(2,165.5)	$381.8	$(1,781.6)

Basic earnings (loss) per share:
Net income (loss) per basic share	$11.67	$(76.26)	$13.84	$(62.61)
Weighted average common shares - basic	27,226	28,395	27,581	28,457

Diluted earnings (losses) per share:
Net income (loss) per diluted share	$11.67	$(76.26)	$13.84	$(62.61)
Weighted average common shares - diluted	27,228	28,395	27,589	28,457

Note: As a result of the net loss for the three and six months ended June 30, 2024, all potentially issuable common shares have been excluded from the diluted shares used in the computation of earnings per share as their effect was anti-dilutive.

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In millions)

	June 30, 2025	December 31, 2024
	(Unaudited)
Current assets:
Cash and cash equivalents	$369.3	$488.1
Short-term investments	1,004.5	1,176.4
Accounts receivable, net	469.9	452.5
Inventories, net	798.8	760.0
Other current assets	168.6	153.3
Total current assets	2,811.1	3,030.3

Property, plant and equipment, net	549.7	528.1
Operating lease right-of-use assets	190.4	160.5
Goodwill, net	581.6	410.5
Purchased intangibles, net	396.9	293.6
Other investments	5,576.5	4,839.2
Other assets	107.9	101.9
Total assets	$10,214.1	$9,364.1

Current liabilities:
Accounts payable, accrued payroll and employee benefits	$297.1	$246.5
Current maturities of long-term debt	1.3	1.2
Income and other taxes payable	36.2	31.2
Other current liabilities	214.3	188.9
Total current liabilities	548.9	467.8

Long-term debt, net of current maturities	1,201.1	1,200.4
Other long-term liabilities	1,335.4	1,126.6
Total liabilities	3,085.4	2,794.8

Total stockholders’ equity	7,128.7	6,569.3
Total liabilities and stockholders’ equity	$10,214.1	$9,364.1

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended
	June 30,
	2025	2024
Cash flows from operating activities:
Cash received from customers	$1,304.9	$1,265.5
Cash paid to suppliers and employees	(993.9)	(1,084.9)
Interest paid, net	(23.1)	(23.3)
Income tax payments, net	(56.1)	(52.2)
Other operating activities	14.6	62.3
Net cash provided by operating activities	246.4	167.4
Cash flows from investing activities:
Payments for acquisitions	(216.7)	—
Payments for purchases of marketable securities and investments	(306.6)	(654.5)
Proceeds from sales and maturities of marketable securities and investments	490.8	662.9
Other investing activities	(80.0)	(82.4)
Net cash used in investing activities	(112.5)	(74.0)
Cash flows from financing activities:
Payments on long-term debt	(0.3)	(0.3)
Payments for purchases of treasury stock	(242.1)	(105.7)
Other financing activities	8.4	9.4
Net cash used in financing activities	(234.0)	(96.6)
Effect of foreign exchange rate changes on cash	(18.0)	6.5
Net increase (decrease) in cash, cash equivalents and restricted cash	(118.1)	3.3
Cash, cash equivalents and restricted cash at beginning of period	489.8	404.4
Cash, cash equivalents and restricted cash at end of period	$371.7	$407.7

Reconciliation of net income (loss) to net cash provided by operating activities:
Net income (loss)	$381.8	$(1,781.6)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	78.7	73.5
Reduction in the carrying amount of right-of-use assets	20.1	20.9
(Gains) losses from change in fair market value of equity securities and loan receivable	(366.2)	2,473.2
Changes in working capital	28.8	(71.6)
Changes in deferred income taxes	68.7	(575.1)
Other	34.5	28.1
Net cash provided by operating activities	$246.4	$167.4

Bio-Rad Laboratories, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In thousands, except per share data)
(Unaudited)

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), we use certain non-GAAP financial measures, including non-GAAP net income and non-GAAP diluted income per share (non-GAAP EPS), which exclude amortization of acquisition-related intangible assets; certain acquisition-related expenses and benefits; restructuring charges; asset impairment charges; gains and losses from change in fair market value of equity securities and loan receivable; gains and losses on equity-method investments; and significant legal-related charges or benefits and associated legal costs. Non-GAAP net income and non-GAAP EPS also exclude certain other gains and losses that are either isolated or cannot be expected to occur again with any predictability, tax provisions/benefits related to the previous items, and significant discrete tax events. We exclude the above items because they are outside of our normal operations and/or, in certain cases, are difficult to forecast accurately for future periods.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures to be helpful in assessing the performance of the ongoing operation of our business. We believe that disclosing non-GAAP financial measures provides useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. We also believe that disclosing non-GAAP financial measures provides useful information to investors and others in understanding and evaluating our operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies.

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30, 2025	% of revenue	June 30, 2024	% of revenue	June 30, 2025	% of revenue	June 30, 2024	% of revenue

GAAP cost of goods sold	$306.3		$283.4		$585.7		$568.2
Amortization of purchased intangibles	(4.5)		(4.4)		(8.9)		(8.9)
Restructuring benefits (costs)	(0.1)		(0.6)		(4.7)		(1.1)
Non-GAAP cost of goods sold	$301.7		$278.4		$572.1		$558.2

GAAP gross profit	$345.3	53.0%	$355.1	55.6%	$651.3	52.7%	$681.1	54.5%
Amortization of purchased intangibles	4.5		4.4		8.9		8.9
Restructuring (benefits) costs	0.1		0.6		4.7		1.1
Non-GAAP gross profit	$349.9	53.7%	$360.1	56.4%	$664.9	53.8%	$691.1	55.3%

GAAP selling, general and administrative expense	$207.7	$194.7	$416.5	$409.6
Amortization of purchased intangibles	(0.7)	(0.8)	(1.3)	(1.9)
Acquisition related benefits (costs)	(2.8)	—	(2.8)	—
Restructuring benefits (costs)	(2.6)	1.4	(17.9)	(3.0)
Other non-recurring items (2)	(1.1)	(1.5)	(2.2)	(3.0)
Non-GAAP selling, general and administrative expense	$200.5	$193.8	$392.3	$401.7

GAAP research and development expense	$60.5	$58.9	$134.0	$125.3
Acquisition related benefits (costs)	—	(0.2)	—	(0.4)
Restructuring benefits (costs)	0.3	0.7	(13.0)	(1.5)
Non-GAAP research and development expense	$60.8	$59.4	$121.0	$123.4

GAAP income from operations	$77.1	11.8%	$101.5	15.9%	$100.8	8.1%	$146.2	11.7%
Amortization of purchased intangibles	5.2		5.2		10.2		10.8
Acquisition related (benefits) costs	2.8		0.2		2.8		0.4
Restructuring (benefits) costs	2.4		(1.5)		35.6		5.6
Other non-recurring items (2)	1.1		1.5		2.2		3.0
Non-GAAP income from operations	$88.6	13.6%	$106.9	16.7%	$151.6	12.3%	$166.0	13.3%

GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$(334.4)	$2,895.4	$(366.2)	$2,473.2
Gains (losses) from change in fair market value of equity securities and loan receivable	334.4	(2,895.4)	366.2	(2,473.2)
Non-GAAP (gains) losses from change in fair market value of equity securities and loan receivable	$—	$—	$—	$—

GAAP other (income) expense, net	$(16.2)	$(18.2)	$(53.4)	$(52.6)
Gains (losses) on equity-method investments	(0.7)	(0.9)	0.8	(1.7)

Non-GAAP other (income) expense, net	$(16.9)	$(19.1)	$(52.6)	$(54.3)

GAAP income (loss) before income taxes	$414.0	$(2,786.3)	$497.4	$(2,295.2)
Amortization of purchased intangibles	5.2	5.2	10.2	10.8
Acquisition related (benefits) costs	2.8	0.2	2.8	0.4
Restructuring (benefits) costs	2.4	(1.5)	35.6	5.6
(Gains) losses from change in fair market value of equity securities and loan receivable	(334.4)	2,895.4	(366.2)	2,473.2
(Gains) losses on equity-method investments	0.7	0.9	(0.8)	1.7
Other non-recurring items (2)	1.1	1.5	2.2	3.0
Non-GAAP income before income taxes	$91.8	$115.4	$181.2	$199.5

GAAP (provision for) benefit from income taxes	$(96.2)	$620.8	$(115.6)	$513.6
Income tax effect of non-GAAP adjustments (1)	75.4	(647.9)	76.4	(559.5)
Non-GAAP provision for income taxes	$(20.8)	$(27.1)	$(39.2)	$(45.9)

GAAP net income (loss)	$317.8	48.8%	$(2,165.5)	(339.2)%	$381.8	30.9%	$(1,781.6)	(142.6)%
Amortization of purchased intangibles	5.2		5.2		10.2		10.8
Acquisition related (benefits) costs	2.8		0.2		2.8		0.4
Restructuring (benefits) costs	2.4		(1.5)		35.6		5.6
(Gains) losses from change in fair market value of equity securities and loan receivable	(334.4)		2,895.4		(366.2)		2,473.2
(Gains) losses on equity-method investments	0.7		0.9		(0.8)		1.7
Other non-recurring items (2)	1.1		1.5		2.2		3.0
Income tax effect of non-GAAP adjustments (1)	75.4		(647.9)		76.4		(559.5)
Non-GAAP net income	$71.0	10.9%	$88.3	13.8%	$142.0	11.5%	$153.6	12.3%

GAAP diluted income (loss) per share	$11.67	$(76.26)	$13.84	$(62.61)
Amortization of purchased intangibles	0.19	0.18	0.37	0.38
Acquisition related (benefits) costs	0.10	0.01	0.10	0.01
Restructuring (benefits) costs	0.09	(0.05)	1.29	0.20
(Gains) losses from change in fair market value of equity securities and loan receivable	(12.28)	101.88	(13.27)	86.84
(Gains) losses on equity-method investments	0.03	0.03	(0.03)	0.06
Other non-recurring items (2)	0.04	0.05	0.08	0.11
Income tax effect of non-GAAP adjustments (1)	2.77	(22.79)	2.77	(19.65)
Add back anti-dilutive shares	—	0.06	—	0.05
Non-GAAP diluted income per share	$2.61	$3.11	$5.15	$5.39

GAAP diluted weighted average shares used in per share calculation	27,228	28,395	27,589	28,457
Shares included in non-GAAP net income per share, but excluded from GAAP net loss per share as they would have been anti-dilutive	—	25	—	22
Non-GAAP diluted weighted average shares used in per share calculation	27,228	28,420	27,589	28,479

Reconciliation of net income (loss) to adjusted EBITDA:
GAAP net income (loss)	$317.8	48.8%	$(2,165.5)	(339.2)%	$381.8	30.9%	$(1,781.6)	(142.6)%
Interest expense	12.6		12.3		24.6		24.5
(Provision for) benefit from income taxes	96.2		(620.8)		115.6		(513.6)
Depreciation and amortization	40.6		36.4		78.7		73.5
Foreign currency exchange (gains) losses, net	1.1		(1.7)		(1.6)		(3.7)
Other income, net	(16.2)		(18.2)		(53.4)		(52.6)
(Gains) losses from change in fair market value of equity securities and loan receivable	(334.4)		2,895.4		(366.2)		2,473.2
Dividend from Sartorius AG	—		—		17.6		17.9
Acquisition related (benefits) costs	2.8		0.2		2.8		0.4
Restructuring (benefits) costs	2.4		(1.5)		35.6		5.6
Other non-recurring items (2)	1.1		1.5		2.2		3.0
Adjusted EBITDA	$124.0	19.0%	$138.1	21.6%	$237.7	19.2%	$246.6	19.7%

Reconciliation of free cash flow:
GAAP net cash provided by operating activities	$116.5		$97.7	$246.4	$167.4
Payments for property, plant, and equipment	(45.7)		(42.3)	(80.1)	(82.5)
Free cash flow	$70.8	70800000	$55.4	$166.3	$84.9

(1) Excluded items identified in the reconciliation schedule are tax effected by application of a non-GAAP effective tax rate. The non-GAAP tax provision is adjusted for items, the nature of which and/or tax jurisdiction requires the application of a specific tax rate or treatment.

(2) Incremental costs to comply with the European Union's In Vitro Diagnostics Regulation ("IVDR") for previously approved products.

2025 Financial Outlook

Forecasted non-GAAP operating margin excludes 103 basis points related to amortization of purchased intangibles. Forecasted non-GAAP operating margin does not reflect future gains and charges that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance, such as foreign currency fluctuations, future gains or losses associated with certain legal matters, acquisitions and restructuring activities. We do not provide a reconciliation of our non-GAAP financial expectations to expectations for the most comparable GAAP measure because the amount and timing of many future charges that impact these measures (such as amortization of future acquisition-related intangible assets, future acquisition-related expenses and benefits, future restructuring charges, future asset impairment charges, future valuation changes of equity-owned securities, future gains and losses on equity-method investments or future legal charges or benefits), which could be material, are variable, uncertain, or out of our control and therefore cannot be reasonably predicted without unreasonable effort, if at all.